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                                                                    EXHIBIT 10.1



                                                   August 12, 2002


Mr. Bernard Harguindeguy
Executive Vice President
& Chief Marketing Officer
Critical Path, Inc.
350 The Embarcadero
San Francisco, CA 94105-1204

Dear Bernard:

Thank you for your feedback on our proposal this week. Your comments have been very helpful in refining the scope and focus of the project.

This letter outlines our approach for working with you and your team
to                                                                     . As an
initial deliverable, we will produce a detailed statement of work, in accordance with Proposed Statement of Work, attached hereto as Exhibit A, including our approach to the effort, in the first week of the project.

Based on our discussions with you, we understand that you want to complete a first pass evaluation of the enterprise messaging strategy in September. Accordingly, we have designed this project as a five to six week effort with an outside deadline for the entire project of September 30, 2002 ("Deadline"). We will complete our work in roughly five weeks unless otherwise agreed between the parties. Then in the ensuing weeks, we will work with you to prepare your presentation of the enterprise messaging strategy to the designated executive staff of Critical Path. In order to accomplish this on such a tight time schedule, we will need to meet with you on nearly a weekly basis to share our hypotheses, analysis, and findings.

As you know, it is difficult to do a comprehensive strategy analysis on such a sweeping topic as the future of messaging in the enterprise in this short a timeframe. In fact, due to the many separate technology and business elements associated with the CP enterprise messaging strategy
                                                         , a many-month study
would be challenged to get to definitive answers.

Even though it is impractical to attempt to get to completely defensible conclusions in a five-week effort, we propose a "best efforts" project to validate and refine Critical Path's messaging strategy for the enterprise market. We are confident that in this amount of time we can develop a well-researched perspective on the key trends and demand drivers that will be the key influencers on CP's product roadmap.

This approach has one very attractive benefit associated with it. By essentially performing a strategic audit of the messaging business for the enterprise, we will be able to identify with much greater clarity the highest priority issues that deserve further

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examination. As we get near the completion of this initial effort, we will develop for your review a proposal for a deeper analysis of the remaining high priority issues.

PROJECT OBJECTIVES

The overall objective of this effort and Deliverables (as defined in Exhibit A) will be to validate and refine the existing strategy for growing the messaging business for the enterprise market.

Due to the tight deadline we are working under, we recommend that we focus this effort



            - Specific objectives shall be as more fully described in the Statement of Work attached hereto as Exhibit A.

TIMING, STAFFING AND FEES

As we discussed above, we view a five-week effort as a relatively bare-boned initial assessment of such a broad topic. Such efforts shall begin on the date hereof and Deliverables (as defined in Exhibit A) shall be provided no later than September 30, 2002 in accordance with the schedule set forth herein. We believe that the only way to ensure that you and Critical Path ultimately regard this as a successful effort is for you to commit yourself and Phil Pridmore-Brown to frequent interaction with the R.B. Webber project team.

We recommend that you should only undertake this effort with us if you commit to weekly reviews. Moreover, this effort -- both in terms of the process and the output -- needs to be "mentally owned" by Critical Path Marketing. We will provide analytical resources and joint-leadership, but your organization and you need to be involved in both the thought process and the conditional branching decisions that inevitably will be made on a week-to-week basis. Accordingly, we plan to complete the analytical portion of the work in roughly five weeks from the project's official kick-off. Then, in the sixth week, we will prepare a presentation of the strategy strawman for enterprise messaging for the appropriate Critical Path audience. As you can see, this approach ensures frequent and tight feedback between us.

Our project team will be co-led by Messrs. Lauridsen and Meinhardt. In addition, we will staff this effort with three to four other R.B. Webber professionals. Jeff Webber will act as a consultant to the project throughout this effort.

Aggregate professional fees for this phase of work will be $85,000 for the work as described in this Agreement, which shall include all professional time in order to reach the objectives and the Deliverables as described herein and in Exhibit A attached hereto.



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The standard Critical Path Service Provider Terms and Conditions shall be incorporated by reference herein, as attached as Exhibit B hereto.

Actual reasonable expenses will be invoiced at our cost for travel, report preparation, purchased research, and communications. All expenses must be approved in advance in writing by you as discussed below. Expenses shall be capped at 5 percent of professional fees, or $4,250, except with your express written consent. We don't anticipate out-of-town travel, but will seek pre-approval from you before committing to any expenses in this area. Similarly, for any purchased research over $100 we will also seek pre-approval. We do use a number of on-line databases, such as Dialog, that do charge for accessed research on a per item basis. We will be prudent in using these sources, but will be sure to seek pre-approval for any items expected to exceed $100. We bill monthly and our invoices are due net forty-five (45}days in accordance with your standard vendor billing and accounting policies. You will communicate to us any special procedures to be followed by us in order for invoices to be timely processed.

To begin, we will need a signed acceptance from you for the work. For your convenience, I have attached an acceptance form to the end of this letter.

                      *             *              *             *

Bernard, we fully understand the importance to Critical Path's future of having a "killer strategy" for the enterprise, including playing a critical and differentiating role via wireless messaging. We promise you that we will make this strategic audit highly productive and impactful for Critical Path. While we are undertaking this on a "best efforts" basis, we are confident that together we will develop a very strong fact base and a set of solid strategic directions from which the company can begin to deploy both development and marketing resources.

We look forward to working with you and the Critical Path team on this hugely important effort.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the above date.

PROPOSED BY:                                 ACCEPTED BY:

RB WEBBER, INC.                              CRITICAL PATH, INC.

/s/ Jeffrey Webber                           /s/ William McGlashan
-----------------------------------          -----------------------------------
NAME:                                        NAME:

TITLE:                                       TITLE:



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